Exhibit 10.43

Mr. Kim Tyler

3707 Gilbert Ave., Apt. 14

Dallas, TX 75219-6700

Dear Kim:

The purpose of this letter is to formally memorialize our offer of employment to you with 155 East Tropicana, LLC (hereafter “Employer”) for the position of Senior Vice President of Food and Beverage of Hooters Casino Hotel in Las Vegas, Nevada. You asked that we memorialize the terms of the offer of employment in writing and as a result, the terms are contained herein.

1.             Position:   Senior Vice President of Food and Beverage.

2.                                       Base Salary:  $150,000.00 gross salary annually.  Obviously, if employment is terminated for cause, you will be paid through the last day worked prior to termination.  Conversely, if the employment is terminated at any time without cause, you will receive Separation Pay as outlined herein; however, if you quit at any time, compensation will only be paid through the last day of employment.

3.                                       Employment Date:  Employment will commence on or about Monday, January 3, 2005.  As we have discussed with you, you will initially be stationed in the Florida market learning the various management and operational aspects of the Hooters restaurants in South Florida and Tampa Bay, Dan Marino’s Town Tavern, Martini Bar and Pete & Shorty’s Tavern.  Employer will cover reasonable living expenses and transportation expenses to Florida while stationed in Florida.   It is anticipated that your length of stay in Florida will be approximately three months, but this is only a general estimate at this point in time.

4.                                       Employment:  As we discussed, you will be considered an employee “at will”.  Hopefully, this will be a long and mutually beneficial relationship between you and 155 East Tropicana, LLC.

5.                                       Termination Without Cause:  If at any time during the course of your employment the Employer chooses to terminate your employment, without cause, then you will continue to receive for six (6) months after said termination, without cause, your monthly gross salary as Separation Pay.

6.                                       Bonus:  The base salary shall continue for all times up to and including the opening of the Hooters Hotel and Casino with all food and beverage outlets in operation.  Employer believes that the Hooters Casino Hotel and all food and beverage outlets shall be open and in operation by January 31, 2006.  It is anticipated that the Employer will create a bonus program to commence at the opening of the Hooters Casino Hotel and all beverage outlets.  In the event all food and beverage outlets are not opened by January 31, 2006 and no bonus program has been established (either with Eastern & Western Hotel Corp. or 155 East Tropicana, LLC), then commencing February 1, 2006, Employee shall receive an additional $2,000 per month in gross wages in lieu thereof until a bonus program has been established and implemented.  At that time, you will be eligible to participate in the bonus program to be paid each fiscal year in addition to your annual gross salary.  It is anticipated, depending on performance, your bonus would be anywhere between zero and approximately $50,000.00 on an annual basis.

7.                                       Employee Benefits:  You will be receive all standard benefits that are offered to San Rémo executives subject to standard eligibility requirements, waiting periods, etc. Currently this will include medical, dental, and vision insurance coverage at no premium cost to you (after a 6 month waiting period) , similar coverage for your spouse at subsidized rates,  life insurance of $280,000, and flexible vacation time within our policy guidelines. You are also eligible to participate in the 401K and Section 125 Plans if you choose. Once 155 takes over operations of the Casino Hotel, you will be offered a similar compensation package consistent with other executives. Until you are eligible to participate in the benefits offered as described above, you shall receive additional funds to reimburse any COBRA expenses you may have not to exceed $500.00 per month for a maximum of six months.

8.                                       Eastern and Western Hotel Corporation.  As you know, the employer is currently not in operation of the property.  Our tenant, Eastern and Western Hotel Corporation, will assume the responsibilities of your employment up to the time when the Hooters Casino Hotel becomes operational, and the employer takes over the property, and you will be “on loan” to Eastern and Western Hotel Corporation and you will be compensated by tenant.

9.                                       Immediate Superior:  Your immediate superior will be Michael Hessling, of Eastern and Western Hotel Corporation, until further notice.

10.                                 Moving Expenses.  You will be reimbursed reasonable moving expenses up to $10,000.00 upon presentation of satisfactory evidence of moving expenses incurred.  Moving expenses do not include expenses associated with selling your existing Texas residence.  As we indicated at the meeting, reasonable moving expenses in excess of $10,000.00 will be considered if incurred.

I trust that you will find the foregoing acceptable and we look forward to working with you in the future.  I would ask that you acknowledge receipt and acceptance of the terms contained herein in the space provided below.

155 EAST TROPICANA, LLC	EASTERN & WESTERN HOTEL CORP.
a Nevada Corporation

/s/ Neil G. Keifer	/s/ Michael Hessling
Neil G. Kiefer	Michael Hessling, Executive Vice President
President / CEO

I, Kim Tyler, have reviewed, understand and agree to the terms and conditions set forth in this letter relative to my employment with 155 East Tropicana, LLC.

Dated: October 27, 2004	/s/ Kim Tyler
Kim Tyler